Exhibit 4.13

CERTIFICATE OF TRUST
OF
AXIS CAPITAL TRUST II

        This Certificate of Trust of AXIS Capital Trust II (the "Trust"), dated as of    •    , 2004, is being duly executed and filed by the undersigned, as trustees, to form a statutory trust pursuant to the Delaware Statutory Trust Act, 12 Del. C. s. 3810, as follows:

  (i)
  The name of the Trust is AXIS Capital Trust II.

  (ii)
  The name and statutory address of the trustee of the Trust with a principal place of business in the State of Delaware is as follows: The Bank of New York (Delaware), White Clay Center, Route 273, Newark, Delaware 19711.

  (iii)
  This Certificate of Trust shall be effective upon filing with the Secretary of State of the State of Delaware.

        IN WITNESS WHEREOF, the undersigned, being the trustees of the Trust, have executed this Certificate of Trust as of the date first-above written.

/s/ ANDREW COOK Name: Andrew Cook as Administrative Trustee
/s/ CLARE E. MORAN Name: Clare E. Moran as Administrative Trustee
/s/ CAROL S. RIVERS Name: Carol S. Rivers as Administrative Trustee
THE BANK OF NEW YORK (DELAWARE), as Delaware Trustee
/s/ KRISTINE K. GULLO Name: Kristine K. Gullo Title: Assistant Vice President
THE BANK OF NEW YORK, as Institutional Trustee
/s/ REMO J. REALE Name: Remo J. Reale Title: Vice President